Exhibit 99.1

GeoVax Reports 2017 Year-End Financial Results

ATLANTA, GA, March 23, 2018 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines using its novel platform technology, today announced its financial results for the year ended December 31, 2017.

GeoVax reported grant and collaboration revenues of $1.1 million for 2017, as compared to $0.8 million in 2016. Research and development (R&D) expenses were $2.0 million in 2017, compared with $2.0 million in 2016. General and administrative (G&A) expenses were $1.2 million in 2017, compared to $2.1 million in 2016.

Net loss for the year ended December 31, 2017 of $2.2 million, or $0.03 per share, based on 68.6 million weighted average shares outstanding. For the year ended December 31, 2016, the Company reported a loss of $3.3 million, or $0.08 per share, based on 41.5 million weighted average shares outstanding.

Robert McNally, PhD, President & CEO, commented, “During the past year, GeoVax made solid progress with its HIV human clinical program, built on its proof-of-concept in animal models for HIV, Zika, Ebola and Lassa vaccines, expanded its infectious disease targets to chronic hepatitis B (therapeutic) and malaria, while simultaneously showing promising results in solid tumor immuno-oncology models. I look forward to soon providing our shareholders and other interested parties with a more detailed update on our various development programs.”

Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) vaccine platform. The Company’s development programs are focused on preventive vaccines against HIV, Zika virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines for chronic Hepatitis B infections and cancers. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine, mimicking a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Year Ended
	December 31,
	2017	2016
Grant and collaboration revenue	$1,075	$828

Operating expenses:
Research and development	2,017	1,971
General and administrative	1,232	2,131
	3,249	4,102
Loss from operations	(2,174)	(3,274)
Interest income	4	2

Net loss	$(2,170)	$(3,272)

Net loss per common share	$(0.03)	$(0.08)

Weighted average shares outstanding	68,606	41,517

Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$313	$454
Other current assets	135	90
Total current assets	448	544

Property, net	31	55
Other assets	11	11
Total assets	$490	$610

Liabilities and stockholders’ equity
Current liabilities	$811	$370
Stockholders’ equity (deficiency)	(321)	240
Total liabilities and stockholders’ equity	$490	$610

Common Shares Outstanding	106,737	55,235

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